Exhibit 99.1

Banc of California Announces Quarterly Common Stock Dividend

IRVINE, Calif., (November 30, 2015) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend will be payable on January 4, 2016 to stockholders of record as of December 15, 2015. Based on the trading price of $15.23 as of close of market on November 27, 2015, the cash dividend results in an annualized dividend yield of 3.15%.

Banc of California maintains a Dividend Reinvestment Plan (DRIP) which allows stockholders to automatically acquire shares at a 3% discount from the applicable market price. All registered stockholders with holdings maintained at the Company’s transfer agent, Computershare, are eligible to participate in the DRIP program. For more information on the Company’s DRIP program, please contact Investor Relations through IR@bancofcal.com or at (855) 361-2262.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:	Media Inquiries:

Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com